Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC. REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

Second Quarter Highlights

•	Volume of 132.8 million pounds, a decrease of 1.5% year-over-year;

•	Adjusted sales of $140.6 million, an increase of 2.2% year-over-year;

•	Adjusted EBITDA of $41.0 million, an increase of 38.5% year-over-year;

•	Adjusted diluted earnings per common share of $0.89 versus $0.49 in the prior year period;

•	Net sales of $414.9 million, a decrease of 5.8% year-over-year;

•	Net income attributable to GBC of $17.1 million, or $0.80 per diluted share, versus $9.0 million, or $0.42 per diluted share in prior year period; and

•	Company raises 2015 full-year guidance.

Schaumburg, IL., August 6, 2015 Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) today announced the results for the second quarter ended June 30, 2015.

Second Quarter Operating Results
Volume for the second quarter of 2015 decreased by 1.5% to 132.8 million pounds compared to 134.8 million pounds in the second quarter of 2014. The decrease in volume was primarily attributable to lower demand in the munitions market, due to continued destocking in the supply chain, partially offset by higher demand in the coinage and the building and housing markets.

“We achieved solid second quarter results, and I am proud of our team’s execution that delivered strong earnings growth, strong cash flow, and margin expansion despite relatively flat volume. Operating performance at Olin Brass significantly improved year-over-year, and we continue to drive the productivity improvements and cost reduction initiatives we implemented last year across all business segments,” said John Wasz, GBC’s President and Chief Executive Officer. “As anticipated, rebalancing of the supply chain in the munitions market led to a slight decline in overall volume. Overall, however, we’re encouraged by double digit growth in our green product portfolio, including Eco Brass, continued expansion of our A.J. Oster product portfolio, and further strengthening of the building and housing market.”

Wasz continued, “I would also like to draw your attention to our results in light of recent fluctuations in commodity prices. Quarterly average copper prices have decreased by 7% from $2.98 in the fourth quarter of 2014 to $2.77 in the second quarter of 2015 while over the same period our results have improved. We believe this is an example that illustrates how our business model as a metals converter employing a balanced book approach is effective in mitigating the effect of fluctuations in commodity prices on our results.”

Net sales for the second quarter of 2015 decreased by 5.8% to $414.9 million compared to $440.5 million in the second quarter of 2014. The decline in net sales was mostly attributable to lower metal prices and lower sales of unprocessed metal. Adjusted sales, our non-GAAP financial measure, which reflects the value added premium over metal replacement cost recovery, increased by 2.2% to $140.6 million for the second quarter of 2015 from $137.6 million for the same period of 2014. A reconciliation of net sales to adjusted sales is provided later in this press release.

Net income attributable to Global Brass and Copper Holdings, Inc. for the quarter was $17.1 million, or $0.80 per diluted share, compared to a net income attributable to GBC of $9.0 million, or $0.42 per diluted share, for the same period of 2014. The increase in net income attributable to Global Brass and Copper Holdings, Inc. for the quarter was primarily due to an increase in gross profit and the gain on the sale of the Company’s interest in the Dowa-Olin Metal Corporation joint venture (the “Dowa Joint Venture”), partially offset by an increase in selling, general and administrative expenses and an increase in the provision for income taxes.

Adjusted EBITDA, our non-GAAP measure of consolidated GBC profitability, was $41.0 million for the second quarter of 2015, an increase of 38.5% compared to the second quarter of 2014. This increase was largely the result of a pre-tax gain on the sale of our interest in the Dowa Joint Venture and lower manufacturing conversion costs, both of which were partially offset by increased selling, general and administrative expenses. A reconciliation of net income attributable to GBC to Adjusted EBITDA is provided later in this press release.

Cash Flow and Leverage
During the second quarter of 2015, the Company reported net cash provided by operating activities of $21.9 million, which was driven by earnings and improvements in working capital in the second quarter of 2015.

The Company ended the quarter with cash of $78.4 million and no significant changes in our indebtedness.
2015 Guidance
The Company is raising its full-year 2015 guidance. For the full year 2015, GBC expects:

•	Shipment volumes to range from 505 million pounds to 525 million pounds, which is an increase from the prior guidance of 500 to 520 million pounds;

•	Adjusted sales to range from $520 million to $545 million, which is an increase from the prior guidance of $515 million and $540 million; and

•
Adjusted EBITDA to range from $113 million to $122 million, which is an increase from the prior guidance of $110 million to $119 million, which in both ranges include the gain on the sale of the Dowa Joint Venture.

Conference Call
The Company will host a teleconference and webcast at 8:30 a.m. (Central Time) on Friday, August 7 to review the results. To listen to the live call, individuals can access the webcast at the investor relations portion of the Company's website at http://ir.gbcholdings.com, or by dialing 855-878-0250, passcode # 87208744 approximately 10 minutes before the scheduled start time. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Company’s website.

About Global Brass and Copper
Global Brass and Copper Holdings, Inc. through its wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, processor and distributor of specialized copper and brass products in North America. We engage in metal melting and casting, rolling, drawing, extruding and stamping to fabricate finished and semi-finished alloy products from processed scrap, copper cathode and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer markets.

CONTACT:	Robert T. Micchelli
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

David Beré
FTI Consulting
(312) 252-4035

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2015	2014	2015	2014

Net sales	$414.9	$440.5	$815.1	$884.3
Cost of sales	364.6	396.3	720.9	796.5
Gross profit	50.3	44.2	94.2	87.8
Selling, general and administrative expenses	21.9	19.9	43.3	38.7
Operating income	28.4	24.3	50.9	49.1
Interest expense	9.9	9.8	19.9	19.7
Gain on the sale of investment in joint venture	(6.3)	—	(6.3)	—
Other (income) expense, net	(0.2)	0.1	(0.1)	0.2
Income before provision for income taxes and equity income	25.0	14.4	37.4	29.2
Provision for income taxes	7.9	5.5	12.4	10.8
Income before equity income	17.1	8.9	25.0	18.4
Equity income, net of tax	0.1	0.2	0.3	0.5
Net income	17.2	9.1	25.3	18.9
Less: Net income attributable to noncontrolling interest	0.1	0.1	0.1	0.2
Net income attributable to Global Brass and Copper Holdings, Inc.	$17.1	$9.0	$25.2	$18.7

Net income attributable to Global Brass and Copper Holdings, Inc. per common share:
Basic	$0.80	$0.42	$1.19	$0.89
Diluted	$0.80	$0.42	$1.18	$0.88
Weighted average common shares outstanding:
Basic	21.3	21.2	21.2	21.1
Diluted	21.4	21.3	21.3	21.2

Supplemental Non-GAAP Information
Net sales	$414.9	$440.5	$815.1	$884.3
Metal component of net sales	274.3	302.9	539.7	605.5
Adjusted sales	$140.6	$137.6	$275.4	$278.8

Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share, as reported	$0.80	$0.42	$1.18	$0.88
Unrealized loss (gain) on derivative contracts	0.01	—	(0.02)	0.01
Non-cash accretion of income of Dowa Joint Venture	—	—	—	(0.01)
Specified legal/professional expenses	0.02	0.03	0.05	0.06
Lower of cost or market adjustment to inventory	0.02	—	0.08	0.01
Share-based compensation expense	0.04	0.04	0.06	0.05
Restructuring and other business transformation charges	—	—	0.02	—
Adjusted diluted earnings per common share (1)	0.89	0.49	1.37	1.00

(1) All adjustments include a tax effect.

Global Brass and Copper Holdings, Inc.
Adjusted EBITDA Reconciliation

	Three Months Ended June 30,
(in millions)	2015	2014
Net income attributable to Global Brass and Copper Holdings, Inc.	$17.1	$9.0
Interest expense	9.9	9.8
Provision for income taxes	7.9	5.5
Depreciation expense	3.3	3.0
Amortization expense	—	—
Unrealized loss on derivative contracts (a)	0.3	0.2
Non-cash accretion of income of Dowa Joint Venture (b)	—	(0.2)
Specified legal/professional expenses (c)	0.7	0.9
Lower of cost or market adjustment to inventory (d)	0.6	0.1
Share-based compensation expense (e)	1.2	1.3
Adjusted EBITDA	$41.0	$29.6

(a)	Represents unrealized gains and losses on derivative contracts.

(b)
As a result of the application of purchase accounting in connection with the November 2007 acquisition, no carrying value was initially assigned to our equity investment in our Dowa Joint Venture. This adjustment represents the accretion of equity in our Dowa Joint Venture at the date of the acquisition over a 13-year period (which represents the estimated useful life of the technology and patents of the joint venture).

(c)	Represents professional fees for accounting, tax, legal and consulting services related to costs incurred as a publicly traded company.

(d)	Represents non-cash lower of cost or market charges for the write down of domestic non-copper metal inventory.

(e)
Represents share-based compensation expense resulting from the grant of non-qualified stock options, restricted stock and performance-based shares to certain employees, members of our management and our Board of Directors.

Global Brass and Copper Holdings, Inc.
Adjusted EBITDA Reconciliation

	Six Months Ended June 30,
(in millions)	2015	2014
Net income attributable to Global Brass and Copper Holdings, Inc.	$25.2	$18.7
Interest expense	19.9	19.7
Provision for income taxes	12.4	10.8
Depreciation expense	6.6	5.3
Amortization expense	—	—
Unrealized (gain) loss on derivative contracts (a)	(0.7)	0.4
Non-cash accretion of income of Dowa Joint Venture (b)	(0.2)	(0.4)
Specified legal/professional expenses (c)	1.8	2.0
Lower of cost or market adjustment to inventory (d)	2.5	0.2
Share-based compensation expense (e)	1.9	1.6
Restructuring and other business transformation charges (f)	0.9	—
Adjusted EBITDA	$70.3	$58.3

(a)	Represents unrealized gains and losses on derivative contracts.

(b)
As a result of the application of purchase accounting in connection with the November 2007 acquisition, no carrying value was initially assigned to our equity investment in our Dowa Joint Venture. This adjustment represents the accretion of equity in our Dowa Joint Venture at the date of the acquisition over a 13-year period (which represents the estimated useful life of the technology and patents of the joint venture).

(c)
Specified legal/professional expenses for the six months ended June 30, 2015 includes professional fees for accounting, tax, legal and consulting services related to costs incurred as a publicly traded company.

Specified legal/professional expenses for the six months ended June 30, 2014 includes professional fees for accounting, tax, legal and consulting services related to costs incurred as a publicly traded company, including follow-on offering costs.

(d)	Represents non-cash lower of cost or market charges for the write down of domestic non-copper metal inventory.

(e)
Represents share-based compensation expense resulting from the grant of non-qualified stock options, restricted stock and performance-based shares to certain employees, members of our management and our Board of Directors.

(f)	Restructuring and other business transformation charges for the six months ended June 30, 2015 represent severance charges at Olin Brass.

Segment Results of Operations

(in millions)	Three Months Ended June 30,		Change 2015 vs. 2014
	2015	2014	Amount	Percent
Pounds shipped (a)
Olin Brass	71.0	72.2	(1.2)	(1.7)%
Chase Brass	53.8	56.8	(3.0)	(5.3)%
A.J. Oster	19.2	16.6	2.6	15.7%
Corporate (b)	(11.2)	(10.8)	(0.4)	(3.7)%
Total	132.8	134.8	(2.0)	(1.5)%

Net sales
Olin Brass	$207.8	$227.4	$(19.6)	(8.6)%
Chase Brass	142.7	152.7	(10.0)	(6.5)%
A.J. Oster	80.2	74.9	5.3	7.1%
Corporate (b)	(15.8)	(14.5)	(1.3)	(9.0)%
Total	$414.9	$440.5	$(25.6)	(5.8)%

Adjusted EBITDA
Olin Brass	$17.7	$10.0	$7.7	77.0%
Chase Brass	17.1	17.7	(0.6)	(3.4)%
A.J. Oster	4.7	4.0	0.7	17.5%
Total Adjusted EBITDA of operating segments	39.5	31.7	7.8	24.6%

(a) Amounts exclude quantity of unprocessed metal sold.
(b) Amounts represent intercompany eliminations.

(in millions)	Six Months Ended June 30,		Change 2015 vs. 2014
	2015	2014	Amount	Percent
Pounds shipped (a)
Olin Brass	130.9	139.8	(8.9)	(6.4)%
Chase Brass	115.2	115.7	(0.5)	(0.4)%
A.J. Oster	37.3	34.1	3.2	9.4%
Corporate (b)	(22.0)	(20.6)	(1.4)	(6.8)%
Total	261.4	269.0	(7.6)	(2.8)%

Net sales
Olin Brass	$392.5	$440.5	$(48.0)	(10.9)%
Chase Brass	299.1	315.3	(16.2)	(5.1)%
A.J. Oster	155.0	156.4	(1.4)	(0.9)%
Corporate (b)	(31.5)	(27.9)	(3.6)	(12.9)%
Total	$815.1	$884.3	$(69.2)	(7.8)%

Adjusted EBITDA
Olin Brass	$27.0	$20.1	$6.9	34.3%
Chase Brass	38.5	36.1	2.4	6.6%
A.J. Oster	8.2	8.1	0.1	1.2%
Total Adjusted EBITDA of operating segments	73.7	64.3	9.4	14.6%

(a) Amounts exclude quantity of unprocessed metal sold.
(b) Amounts represent intercompany eliminations.

Global Brass and Copper Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	As of
(In millions, except share and par value data)	June 30, 2015	December 31, 2014	June 30, 2014
Assets
Current assets:
Cash	$78.4	$44.6	$19.4
Accounts receivable (net of allowance of $1.5, $1.0 and $1.0, respectively)	164.8	152.3	195.6
Inventories	195.6	189.0	192.3
Prepaid expenses and other current assets	22.3	26.2	25.7
Deferred income taxes	31.3	30.1	33.0
Income tax receivable	0.6	8.3	6.3

Total current assets	493.0	450.5	472.3

Property, plant and equipment, net	102.9	103.5	100.0
Investment in joint venture	—	2.0	2.8
Goodwill	4.4	4.4	4.4
Intangible assets, net	0.6	0.6	0.7
Deferred income taxes	1.6	0.8	2.9
Other noncurrent assets	13.3	14.7	15.8

Total assets	$615.8	$576.5	$598.9

Liabilities and equity
Current liabilities:
Current maturities of long-term debt	$1.0	$1.0	$0.7
Accounts payable	104.1	82.5	107.6
Accrued liabilities	51.7	57.3	49.3
Accrued interest	3.2	3.2	3.3
Income tax payable	0.1	0.5	—

Total current liabilities	160.1	144.5	160.9

Long-term debt	379.3	379.8	396.8
Deferred income taxes	—	0.8	—
Other noncurrent liabilities	25.4	25.4	25.9

Total liabilities	564.8	550.5	583.6

Commitments and contingencies
Global Brass and Copper Holdings, Inc. stockholders' equity:
Common stock - $0.01 par value; 80,000,000 shares authorized; 21,553,828, 21,369,407 and 21,373,407 shares issued, respectively	0.2	0.2	0.2
Additional paid-in capital	34.6	32.5	32.4
Retained earnings (accumulated deficit)	13.5	(10.1)	(21.5)
Treasury stock, at cost - 45,894, 29,200 and 29,200 shares, respectively	(0.7)	(0.4)	(0.4)
Accumulated other comprehensive (loss) income	(1.0)	(0.6)	0.4
Total Global Brass and Copper Holdings, Inc. stockholders' equity	46.6	21.6	11.1
Noncontrolling interest	4.4	4.4	4.2

Total equity	51.0	26.0	15.3

Total liabilities and equity	615.8	576.5	598.9

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(In millions)	2015	2014
Cash flows from operating activities
Net income	$25.3	$18.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6.6	5.3
Lower of cost or market adjustment to inventory	2.5	0.2
Unrealized (gain) loss on derivatives	(0.7)	0.4
Gain on sale of investment in joint venture	(6.3)	—
Other adjustments	1.6	2.7
Change in assets and liabilities:
Accounts receivable	(13.3)	(23.8)
Inventories	(9.3)	(1.7)
Prepaid expenses and other current assets	4.8	(2.9)
Accounts payable	23.1	23.6
Accrued liabilities	(6.0)	(6.4)
Income taxes, net	7.4	(2.3)
Other, net	—	(0.6)
Net cash provided by operating activities	35.7	13.4
Cash flows from investing activities
Capital expenditures	(7.6)	(14.1)
Proceeds from sale of property, plant and equipment	—	0.1
Proceeds from sale of investment in joint venture	8.0	—
Net cash provided by (used in) investing activities	0.4	(14.0)
Cash flows from financing activities
Borrowings on ABL Facility	0.6	174.2
Payments on ABL Facility	(0.6)	(163.2)
Principal payments under capital lease obligation	(0.5)	—
Dividends paid	(1.6)	(1.6)
Distribution to noncontrolling interest owner	(0.2)	—
Proceeds from exercise of stock options	0.1	0.1
Excess tax benefit from share-based compensation	0.1	0.2
Share repurchases	(0.3)	(0.4)
Net cash (used in) provided by financing activities	(2.4)	9.3
Effect of foreign currency exchange rates	0.1	(0.1)
Net increase in cash	33.8	8.6
Cash at beginning of period	44.6	10.8
Cash at end of period	$78.4	$19.4
Noncash investing and financing activities
Purchases of property, plant and equipment not yet paid	$2.7	$2.9
Acquisition of equipment under capital lease obligation	$—	$6.0

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), we also report “Adjusted EBITDA”, “Adjusted diluted earnings per common share” and “Adjusted sales”, which are non-GAAP financial measures as defined below.
Adjusted EBITDA is not intended as an alternative to net income (loss), as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with U.S. GAAP or as an alternative to cash flow provided by (used in) operating activities as a measure of liquidity. Adjusted Diluted Earnings per Common Share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by U.S. GAAP. Adjusted sales may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by U.S. GAAP.
You should therefore not place undue reliance on Adjusted EBITDA, Adjusted diluted earnings per common share, Adjusted sales, or any ratios calculated using them. Our U.S. GAAP-based measures can be found in our consolidated financial statements included elsewhere in this press release.
Adjusted EBITDA
Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude the following: unrealized gains and losses on derivative contracts in support of our balanced book approach, unrealized gains and losses associated with derivative contracts related to electricity and natural gas costs, non-cash losses due to lower of cost or market adjustments to inventory, non-cash gains and losses due to the depletion of a LIFO layer of metal inventory, share-based compensation expense, non-cash income accretion related to the Dowa Joint Venture, restructuring and other business transformation charges, specified legal and professional expenses, and certain other items.
We believe Adjusted EBITDA represents a meaningful presentation of the financial performance of our core operations, without the impact of the various items excluded, in order to provide period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted EBITDA is the key metric used by our Chief Operating Decision Maker to evaluate the business performance of our segments in comparison to budgets, forecasts and prior-year financial results, providing a measure that management believes reflects our core operating performance. For example, we use Adjusted EBITDA per pound in order to measure the effectiveness of the balanced book approach in reducing the financial impact of metal price volatility on earnings and operating margins, and to measure the effectiveness of our business transformation initiatives in improving earnings and operating margins. In addition, measures similar to Adjusted EBITDA are defined and used in the agreements governing the ABL Facility and the Senior Secured Notes to determine compliance with various financial covenants and tests.
However, our Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. In addition, it has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are that Adjusted EBITDA:

•	does not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	does not reflect the significant interest expense or the amounts necessary to service interest or principal payments on our debt;

•	does not reflect income tax expense and therefore the cost of complying with applicable laws;

•	is an imperfect substitute for cash flow as it eliminates depreciation and amortization expense but does not include cash expended for capital expenditures required to operate our business;

•	does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	does not reflect limitations on our costs related to transferring earnings from our subsidiaries to us.

We compensate for these limitations by using Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. Such U.S. GAAP measurements include operating income (loss), net income (loss), cash flows from operations and other cash flow data. We have significant uses of cash, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.
Adjusted diluted earnings per common share
Adjusted diluted earnings per common share is defined as diluted income (loss) per common share adjusted to remove the after-tax impact of the add backs to EBITDA in calculating Adjusted EBITDA. We believe that adjusted diluted earnings per common share supplements our U.S. GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by U.S. GAAP.
Adjusted sales
Adjusted sales is defined as net sales less the metal component of net sales. Net sales is the most directly comparable U.S. GAAP measure to adjusted sales. Adjusted sales represents the value-added premium we earn over our conversion and fabrication costs. We use adjusted sales on a consolidated basis to monitor the revenues that are generated from our value-added conversion and fabrication processes excluding the effects of fluctuations in metal costs. We believe that adjusted sales supplements our U.S. GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “projects,” “may,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, the Company, through its senior management, from time to time makes or may make forward-looking public statements concerning its expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, the Company’s actual results may differ materially from those that it expected. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect the Company’s actual results. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the failure to maintain the Company’s balanced book approach which could cause increased volatility in the Company’s profitability and operating results and may result in significant losses; the loss in order volumes from any of the Company’s largest customers, which may reduce the Company’s sales volumes, revenues and cash flows; the disruption to the Company’s business if its customers shift their manufacturing offshore; the occurrence of any prolonged disruptions at or failures of the Company’s manufacturing facilities and equipment which could have a material adverse effect on its business, financial condition, results of operations and cash flows; disruptions arising from inclement weather; and the failure to implement the Company’s business strategy, including its growth initiatives, could adversely affect its business, financial condition, results of operations or cash flows. More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2015 and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at http://ir.gbcholdings.com or the SEC’s website at www.sec.gov. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.

In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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